Exhibit 10.2
Revised Agreement acceptance of stock for full consideration between Core Resource Management, Inc., White Stone Resources Limited, and Royal Petroleum, Inc.

CONVERSION SETTLEMENT AGREEMENT AND RELEASE

This Conversion Settlement Agreement and Release (this "**Agreement**") is entered into and made effective as of September 16, 2015 ("Effective Date") by and between (a) White Stone Resources, L.P., (**"Whitestone"**) a Canadian Alberta Limited Partnership, and Mr. Goran Ogar, an individual with an address of 14A Birch Drive, St. Albert, Alberta, AB T8N 0C9, Canada ("**Ogar**") and (b) Core Resource Management, Inc., a Nevada Corporation with its headquarters at 3131 E. Camelback Rd., STE 211, Phoenix, AZ 85016 ("**Core**"). Collectively, White Stone, Ogar, and Core Resource Management, Inc., shall be referred to as the "**Parties**".

BACKGROUND

WHEREAS, Mr. Ogar as signatory of Whitestone pursuant to a Purchase and Sale Agreement with an effective date of November 1, 2014 is entitled to remaining compensation per the terms of the his Consulting Agreement (for the acquisition of Royal Petroleum Assets) in the amount of TWENTY FIVE THOUSAND DOLLARS ($25,000), FIVE THOUSAND DOLLARS of which has been paid, and Ogar pursuant to a Consulting Agreement dated February 1, 2015 is owed a remaining total of SIXTY THOUSAND DOLLARS ($60,000), will convert such payments to Core Resource Management, Inc. common stock (OTCQB: CRMI). On September 12, 2015 Core agreed to settle such EIGHTY THOUSAND DOLLAR ($80,000) debt payable in the form of 650,000 shares of CRMI, to settle the full amount and all obligations owed to White Stone, Ogar, or any of his subsidiaries as of this date, other than the warrant package as described in 1. (b) below which constituted a part of the Consulting Agreement, to Mr. Ogar, or any of his subsidiaries as of this date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Ogar, White Stone, and Core, hereby agree as follows:

AGREED TERMS

1. Payment by Core Resource Management, Inc. Core Resource Management, Inc. will pay Mr. Ogar:

a) the total sum of **SIX HUNDRED FIFTY THOUSAND SHARES OF CRMI** (650,000 OTCQB: CRMI) (the "**Settlement Payment**"). Share pricing of the payment amount was determined by taking fifty percent of the ninety day moving average. As provided herein, such issuance order shall be

directed to Pacific Stock Transfer Agency ("Transfer Agent") for immediate issuance.

b) Right to a 4 year warrant package, consisting of rights to purchase ONE HUNDRED FIFTY THOUSAND (150,000) underlying shares of CRMI common stock at the price of Two Dollars ("$2.00") per share. The warrants for Shares of CRMI may be exercised beginning six months after effective date and ending Four Years after effective date.

2. Share Authorized for Issuance. On April 26, 2014, Core resolved to shelve a selected lot of shares to be issued in the futures for: compensation, for acquisitions of new assets, or settlement of outstanding debts. This authorization was properly registered and reported within Company filings.

3. Final Payment. Upon delivery and receipt of Mr. Ogar's Settlement Payment; Core has thereby completed all of its obligations under the Consulting Agreement and the Purchase and Sale Agreement and is excused from any other payment obligation or any further obligation pursuant to or arising out of the Consulting Agreement, Purchase and Sale Agreement, and any collateral documentation involving this transaction.

4. Taxes. Each party shall be individually responsible for any taxes determined to be due and owing by it to any federal, state, local, or regional taxing authority as a result of the Settlement Payment.

5. Mutual Release. Core Resource Management, Inc. , on the one hand, and Ogar and White Stone on the other hand, on behalf of themselves, their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge the other Party, together with their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, consultants, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, punitive damages, mental anguish, emotional distress, expenses (including attorneys' fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which either Party has, or may

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have had, against the other Party, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from:

(a) The Purchase and Sale Agreement effective November 1, 2014;

(b) The Consulting Agreement dated February 1, 2015;

(c) any collateral agreement between the Parties;

(d) any other understanding whether verbal or in writing; and

(e) any claims under federal, state, or local law, rule or regulation.

This Agreement resolves any claim for relief that is, or could have been alleged, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs and attorneys' fees related to or arising from the Dispute.

Ogar Hereby acknowledges that the release granted covers and Includes Employees or Consultants and any claim that could be made against them, in their role at or working with Core or personally.

THIS RELEASE SHALL ONLY BECOME EFFECTIVE UPON THE TIMELY RECEIPT AND COLLECTION, BY OGAR OF THE FULL SETTLEMENT AMOUNT DESCRIBED HEREIN. THIS SHALL MEAN RECIEPT OF STOCK CERTIFICATES VALIDLY RECEIVED.

6. Legal Action Dismissal. Ogar will hereby withdraw any pending legal action or legal action filing that has begun to be drafted and or initially filed. Each Party affirms that no filing or suit has been made with any governmental agency or court any type of action or report against the other Party, and currently knows of no action pending, or existing act or omission by the other Party that may constitute a claim or liability.

7. Acknowledgment of Settlement. The Parties, as broadly described above, acknowledge that (i) the consideration set forth in this Agreement, which includes, but is not limited to, the Settlement Payment, is in full settlement of all claims or losses of whatsoever kind or character that they have, or may ever have had, against the other Party, as broadly described above, including by reason of the Dispute and (ii) by signing this Agreement, and accepting the consideration provided herein and the benefits of it, they are giving up forever any right to seek further monetary or other relief from the other Party, as broadly described in paragraph 5 above, for any acts or omissions up to and including the Effective Date, as set forth in this agreement, including, without limitation, the Dispute.

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8. <u>No Admission of Liability</u>. The Parties acknowledge that the Settlement Payment was agreed upon as a compromise and final settlement of disputed claims and that payment of the Settlement Payment is not, and may not be construed as, an admission of liability by Core Resource Management, Inc. or Consultant or Principals, and is not to be construed as an admission that Core Resource Management, Inc. engaged in any wrongful, tortious or unlawful activity.

9. <u>Transactional Expenses</u>. Both Parties hereby agree to pay the Transactional and legal expenses for this transaction. Both Parties will have liability to pay their lawyers, accountants, or legal consultants. The Parties acknowledge and agree that they are solely responsible for paying any costs they incurred.

10. <u>Non-Disparagement</u>. The Parties agree that, unless required to do so by legal process, it will not make any disparaging statements or representations, either directly or indirectly, whether orally or in writing, by word or gesture, to any person whatsoever, about the other Party or its

(a) spouse, attorneys or representatives;

or

(b) Affiliates, or any of its directors, officers, employees, consultants, attorneys, agents or representatives.

For purposes of this paragraph, a disparaging statement or representation is any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character or product quality of the person or entity to whom the communication relates.

11. <u>Agreement is Legally Binding</u>. The Parties intend this Agreement to be legally binding upon and shall inure to the benefit of each of them and their respective successors, assigns, executors, administrators, heirs and estates. Parties agree that they have the full authority to execute this agreement on behalf of themselves and their organizations and such execution shall be binding. **<u>Core stipulates that the Board of Directors has approved this transaction in writing and holds it to be valid and binding.</u>**

12. <u>Entire Agreement</u>. The recitals set forth at the beginning of this Agreement are incorporated by reference and made a part of this Agreement. This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations and/or agreements, proposed or otherwise, written or oral, concerning the subject matter hereof. Furthermore, no modification of this Agreement shall be binding unless in writing and signed by each of the parties hereto.

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13. Negotiated in Good Faith. The Parties to this Agreement, and each of them, acknowledge that this Agreement and its reduction to the final written form is the result of good faith negotiations, that the Parties were either represented by counsel or voluntarily decided not to be represented by counsel, and any statute or rule of construction that ambiguities are to be resolved against the drafting Party or by a Party represented by counsel shall not be employed in the interpretation of this Agreement.

14. New or Different Facts: No Effect. Except as provided herein, this Agreement shall be, and remain, in effect despite any alleged breach of this Agreement or the discovery or existence of any new or additional fact, or any fact different from that which either Party now knows or believes to be true.

15. Interpretation. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. The headings within this Agreement are purely for convenience and are not to be used as an aid in interpretation. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

16. Governing Law and Choice of Forum. This Agreement is made and entered into within and shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of ARIZONA, without regard to the principles of conflicts of laws.

17. Reliance on Own Representatives. In entering into this Agreement, the Parties acknowledge that such party executed voluntarily with or without representation, which such terms are fully understood and voluntarily accepted by them, and that, other than the consideration set forth herein, no promises or representations of any kind have been made to them by the other Party. The Parties represent and acknowledge that in executing this Agreement they did not rely, and have not relied, upon any representation or statement, whether oral or written, made by the other Party or by that other Party's agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

18. Counterparts. This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This agreement may be executed in emailed counterparts.

19. Authority to Execute Agreement. By signing below, each Party warrants and represents that the person signing this Agreement on its behalf has authority to bind that Party and that the Party's execution of this Agreement is not in violation of any by-law, covenants and/or other restrictions placed upon them by their respective entities.

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Promptly upon the request of the other Party, each Party each shall execute, acknowledge, and deliver to the other party, or both, any and all further instruments and shall take all such other action as may be reasonably requested or appropriate to evidence or give effect to the provisions of Agreement.

20. Effective Date. The terms of the Agreement will be effective when an executed copy of this Agreement is signed by all parties described in paragraph 1 above (the "**Effective Date**").

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Agreement to be executed as of the date set forth above.

PARTY A – Mr. Goran Ogar

PARTY B – White Stone Capital Corp. as General Partner of White Stone Resources, Limited Partnership
Name: Mr. Goran Ogar
Title: President

PARTY C- Core Resource Management, Inc.
Name: Dennis Miller
Title : CEO

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